Exhibit 10.10

CERTAIN INFORMATION, IDENTIFIED BY [*****], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), including all Exhibits and Appendices, is made and entered into as of the date shown on the last page of this Agreement (“Effective Date”) by and between Extron Logistics LLC with offices at 496 S. Abbott Ave, Milpitas, CA, 95035 (“Extron Logistics LLC” or “Extron”) and its affiliated entities and Tivic Health Systems, Inc. (“Client”).

In consideration of the mutual promises and the terms, conditions and covenants of this Agreement, the parties hereby agree as follows:

1.	Scope.

1.1.            Scope. This Agreement sets forth the general business terms, conditions and provisions pursuant to which Extron shall, on behalf of Client: (a) receive and warehouse certain inventory owned by Client; (b) manufacture certain products utilizing Client’s inventory held by Extron; (c) perform device validation and quality control services; (d) perform logistics services; and (e) perform such other services set forth in a Statement of Work executed by both Extron and Client (collectively the “Services”). Additional terms regarding each program or product purchased or provided under this Agreement are set forth in one or more Pricelist(s), Statement(s) of Work and Service Level Agreement(s) and change order(s) thereto which will be executed by the parties from time to time during the term of this Agreement. No Statement of Work, Service Level Agreement, or change order shall be valid unless signed by both Extron and Client.

1.2.               Arrangement. Nothing in this Agreement should be construed to (i) make Extron Logistics LLC a sole supplier to Client, (ii) grant any exclusive rights to Extron Logistics LLC, or (iii) prohibit Client from obtaining similar services from other parties.

2. Services.

2.1.               Statements of Work. Services provided by Extron Logistics LLC pursuant to this Agreement shall be performed by appropriately qualified employees of Extron, supplemented by temporary workers in non- critical roles as needed at the sole discretion of Extron, and in all cases in a prompt, professional, and diligent manner in accordance with industry best practices. Additional details and requirements, including service level standards, may be set forth in a Statement of Work (SOW), an example of which is attached hereto as Exhibit A. Any such SOW(s) will only be valid if signed by the parties. Unless otherwise specifically set forth in the relevant SOW, the terms of this Agreement control in the event of any conflict between the SOW and this Agreement.

2.2.               Change Orders. Any modification, addition, or other alteration to any SOW may only be effected pursuant to a new SOW or written Change Order or a new SOW executed between the parties. An example Change Order is attached hereto as Exhibit B.

2.3.               Service Level Agreement. Extron will perform all of the Services promptly and in accordance with industry best practices and the requests of Client. Extron will implement all measures necessary or appropriate to (a) safeguard and protect all Client inventory in its possession, (b) properly assemble Client’s products in accordance with Client’s instructions and specifications without breaking or damaging any parts thereof, (c) identify any errors or defects in assembly, materials, or defective or non- operational products as part of its quality control process, (d) promptly and securely assemble and package each product so as to prevent breakage and/or damage during assembly and shipping (subject to the limitations of the product and packaging designed by the Client), (e) comply with all applicable laws, rules, and regulations in connection with its performance of the Services, and (f) promptly communicate all events and circumstances regarding the inventory, products, logistics, or other obligations of Extron to Client. Extron will follow those written instructions, specification, guidelines, processes, and procedures requested or provided by Client from time to time. At the time that a SOW is executed, the parties may also specify a Service Level Agreement (SLA) in the SOW which will be in addition to, and not in lieu of, the obligations set forth herein. The prices specified in any Pricelist and SOW are for the level of service and insurance coverage described in such SOW and/or SLA. In the event that no SOW or SLA is executed by the parties or if no level of insurance coverage is specified, the Service Levels including insurance coverage shall be at the base level set forth in this Agreement and, if applicable, the SOW.

Extron Logistics, LLC

Master Services Agreement	/

2.4.           Additional Services. In the event that the Client desires Extron Logistics LLC to provide new or additional Services, the parties shall either execute a new Pricelist and/or SOW for such new or additional Services or shall execute a Change Order to an existing SOW to supplement the Services provided thereunder. In the event of a new SOW or Change Order, the level of service described in this Agreement and the existing SLA shall remain the same unless amended. The terms of this Agreement shall control the agreement between the parties unless clearly and specifically otherwise provided in an SOW and/or SLA.

2.5.         Packaging. Extron will be responsible for packaging and labeling Client’s products in accordance with the specifications provided by Company from time-to-time.

3.	Term.

3.1.               Term and Termination. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue for [*****], and shall thereafter [*****] (each a renewal period) on the same terms and conditions, in each case unless earlier terminated as provided for herein or in an SOW. Either Party mayterminate this Agreement effective as of the end of the then-current Term by providing notice of its election to so terminate this Agreement at least [*****] to the end of the then-current Term.

3.2.               Additional Termination Rights. In addition to the foregoing termination rights, Client or Extron may terminate this Agreement and/or any or all SOWs: (a) immediately if the other party materially breaches this Agreement or a SOW and fails to cure such breach within fifteen days of receipt of written notice thereof; or (b) upon thirty days prior written notice to the other party.

3.3.               Effect of Termination. Termination of a SOW will not terminate this Agreement. Termination of this Agreement will terminate each SOW except to the extent such SOW has a timeframe which extends beyond termination of this Agreement, in which case the terms of this Agreement applicable to such SOW will survive and remain binding upon the parties solely with respect to such SOW until the completion or termination of such SOW. After termination of this Agreement, Extron will continue to safely store and protect all inventory and assembled products belonging to Client, and will deliver all such inventory and products to a location specified be client, such specification and delivery to occur within thirty days following the termination of this Agreement (except to the extent necessary to fulfill its obligations under Section 3.4 of this Agreement). Certain obligations of this Agreement will survive its termination as set forth in Section 0.

3.4.               Fulfillment. Upon termination of this Agreement, if Client so elects, Extron will fulfill all orders accepted by Extron Logistics LLC prior to the effective date of the expiration or termination of this Agreement in accordance with and subject to the terms of this Agreement for a period of up to [*****] following the effective date of the expiration or termination.

Extron Logistics, LLC

Master Services Agreement	/

3.5.            Support. In the event of termination of this Agreement, Extron Logistics LLC shall cooperate with Client and Client’s third party service providers by, in addition to other means, providing requested information and committing necessary resources to ensure that service quality is maintained at levels set forth in the Statement of Work or otherwise required under this Agreement.

4.	Pricing and Fees.

4.1.            Pricing and fees are set forth in the PriceList as attached in Exhibit C. Pricing may be reviewed by the parties periodically, but no change in pricing or fees will be effective until agreed upon in writing pursuant to a Change Order and PriceList is executed by both parties.

4.2.            All prices and fees in the PriceList are exclusive of any local, municipal, state, federal or other government taxes, duties, excise taxes, value-added taxes, withholding taxes, tariffs, or foreign government taxes, now or hereafter, imposed on the production, storage, sale, transportation, import, export, licensing or use of the Products and Services or otherwise arising in connection with this agreement. Client shall be responsible for the payment of such Taxes, but notwithstanding the foregoing Client will not be responsible for paying any taxes on or resulting from Extron Logistics LLC’s income. Extron will, to the extent required by applicable law, charge and collect all applicable Taxes and will remit such amounts to the appropriate taxing authorities.

4.3 Notwithstanding Section 1.2 in the event that during the term of this Agreement, Client seeks a third party to provide services which are the same or similar to the services provided hereunder, Client shall inform Extron Logistics LLC of such opportunity, when reasonably practicable, and invite Extron Logistics LLC to submit a response to a request for proposal.

5.	Purchase Orders, Invoicing and Payments.

5.1 Client shall issue Extron Logistics LLC a written purchase order, blanket order or other written instructions (“Order”) for Products, Components and/or Services, in accordance and consistent with the SOW(s), SLA’s and this Agreement. Extron Logistics LLC shall not be required to accept any Order or perform any Services which are precluded by law or any other restrictions. All Orders shall be subject to Extron Logistics LLC’s acceptance and shall be governed solely by this Agreement and the applicable SOW(s). Different or inconsistent terms and conditions in an Order or Orders not accepted by Extron shall have no effect and the terms of this Agreement shall remain in effect. In the event Client wishes to utilize only one Order document, then that shall be documented in this MSA or in the SOW and Extron Logistics, LLC shall execute with Client.

Extron Logistics, LLC

Master Services Agreement	/

5.2             Extron will receive and safely store and maintain all inventory shipped by client to Extron, under those conditions necessary to protect the inventory from damage, degradation, or impairment, and in accordance with any written instructions provided by Client from time-to-time. Extron shall promptly, professionally, and carefully manufacture certain of Client’s products utilizing such inventory, in accordance with Client’s written instructions, specifications, and guidelines. Extron shall promptly test all manufactured and/or assembled products for quality and identify any such products which fail to meet the instructions, specifications and guidelines provided by Client. Extron will, in accordance with the foregoing, fulfill any obligations set forth on a SOW. Notwithstanding the foregoing, Extron Logistics LLC shall not be required to perform any Services which violate any applicable law.

Subject to the terms of this Agreement, Extron will accept all incoming orders for Client’s products delivered by Client and shall promptly, accurately, and completely fulfill such orders by packaging and shipping the identified Client products to the persons identified in the applicable order.

5.3             Extron Logistics LLC will invoice Client in U.S. dollars for Services that have been performed by Extron in accordance with this Agreement and the SOW, in the manner specifically set forth in the applicable SOW and Price List, or as otherwise agreed upon in writing by Extron and Client. If the invoice method is not set forth in the SOW, Extron will invoice Client for amounts owed pursuant to this Agreement or a SOW on a monthly basis, such invoices to be itemized and reasonably detailed. Extron will promptly provide any supplemental or supporting information reasonably requested by Client in connection with an invoiced amount. Unless alternative timing is set forth in a SOW or Pricelist (after credit review), all undisputed payments owed by Client to Extron Logistics LLC shall be due and payable within [*****] from the date Client receives Extron Logistics LLC’s invoice. Any disputed payment amounts will, if determined to be payable, be paid within [*****] of the resolution of such dispute.

5.4 All invoices are deemed correct and payable unless “disputed”. An invoice is considered “disputed” only if subject to a bona fide dispute raised by Client in writing delivered to Extron Logistics, LLC within [*****] of the date of the invoice. Disputed invoices shall be resolved in accordance with the Dispute Resolution Section 18 below. Invoices not “disputed” within the terms of this section shall be paid in full without withhold or offset but may be subject to a claim for refund as provided Section 18 of this agreement.

6.	Subcontractors.

6.1.               Extron Logistics LLC will perform all of the Services and any other obligations under this Agreement and each SOW. Extron will not subcontract, delegate, or use any third party to perform all or any portion of the Services, or any obligations hereunder or under any SOW, without Client’s prior written consent.

6.2.               To the extent Extron uses any third party, agent, or otherwise subcontracts or delegates any obligations under this Agreement or any SOW, Extron will remain liable and responsible for all actions, omissions, and performance of such third party, unless the third-party agent or subcontractor is required by Client.

Extron Logistics, LLC

Master Services Agreement	/

7.	Intellectual Property.

7.1.            All intellectual property in and to Client’s products, assembly and manufacturing procedures, instructions, guidelines, protocols, specifications, and other materials, all Client Materials (defined below), and any other intellectual property or rights thereto used or created by Client in connection with this Agreement or any SOW (collectively “Intellectual Property”) shall be the sole and exclusive property of Client. Extron will not acquire any right, title, or interest in or to the Intellectual Property, and to the extent Extron does acquire any right, title, or interest in or to such Intellectual Property created by Client, Extron hereby irrevocably transfers, assigns, and conveys to Client all such right, title, and interest. Extron will, upon Client’s request, execute and deliver to Client all assignments and documents requested by Client as necessary to transfer any and all right, title, and interest in and to the Intellectual Property to Client. Extron will use the Intellectual Property solely to the extent necessary to perform its obligations under this Agreement and for no other purpose, and Extron will not disclose or permit any third party to access information constituting the Intellectual Property without the prior written consent of Client. However, all Intellectual Property developed by Extron, regardless of whether it is for use with Client or other Clients of Extron, shall remain the property of Extron.

7.2.            Extron Logistics LLC shall not decompile, disassemble, reverse engineer or modify any Client- provided Software masters, documentation or other materials (“Client Material”). Extron Logistics LLC will reproduce Client’s proprietary rights legends found on or in the Client Material and further agrees not to remove any copyright or other proprietary notices contained in the Client Material, on any Client materials or products, or otherwise modify any Client Material or Client’s products without Client’s prior written consent.

7.3.               Client and/or its suppliers shall retain and own all right, title, and interest in and to all Client Material and Client’s name, logo, and other trademarks (collectively “Marks”). Extron will not use or display any Marks without Client’s prior written consent, which may be provided or withheld by Client at its sole discretion. Upon client approval, Extron shall have the right to use the Client’s name and logo in Extron’s marketing materials.

8.	Confidentiality/Proprietary Rights.

Extron Logistics, LLC

Master Services Agreement	/

8.1.               Scope. In performing their obligations under this Agreement, Client and Extron Logistics LLC may each disclose to the other confidential and proprietary information. This Agreement and all such information are hereby designated as confidential ("Confidential Information"). For Client, Confidential Information includes, but is not limited to: (i) Client forecasts; (ii) Client Customer lists and updates (including Client Customer names, addresses and telephone numbers); (iii) all software and other Product release or publication dates; (iv) any information, data or other material marked "Confidential" or the like; For Extron Logistics LLC, Confidential Information includes: (i) any information, oral or written, that is not generally known outside of Extron Logistics LLC, including, but not limited to, information relating to Extron Logistics LLC business services, finances or business operations such as its marketing plans, customer lists and pricing methods, Statement(s) of Work (SOWs), Service Level Agreement (SLA), Pricelist(s) as well as its personnel and organizational data; and (v) Client price lists and policies; (vi) all instructions, documentation, guidelines, and other information provided by or on behalf of Client or its customers or vendors; (vii) all shipping, inventory, and sales information; (viii) all information regarding the assembly, manufacturing, testing, or sale of Client’s products; (ix) any personally identifiable information, including without limitation any names and addresses of Client’s customers; (x) any other information disclosed or made available to Extron, in connection with this Agreement or any SOW, which is not generally known outside of Client (other than pursuant to an agreement of non-disclosure or confidentiality); (xi) Work Product; and (xii) all of Client’s discoveries, inventions, research and development efforts, data, trade secrets, processes, samples, formulas, methods, products, know-how, and show-how; (xii) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Extron in performing the Services; and (xiii) information of third parties as to which Client has an obligation of confidentiality. For Extron Logistics LLC, Confidential Information includes Extron’s personnel and organizational data; and information which is obtained by Client during a visit to any Extron Logistics LLC facility. Notwithstanding the foregoing, both parties acknowledge that Confidential Information shall not include any information, data or systems which (i) is or becomes publicly known through no wrongful or erroneous act by the receiving party; (ii) is already known to the receiving party at the time of disclosure; or (iii) is rightfully received by the receiving party from a third party without violation of any non-disclosure or confidentiality obligation. Notwithstanding the restrictions on disclosure in Section 8.2, Client or Extron will be permitted to disclose the other party’s Confidential Information solely to the extent: such disclosure by the receiving party is approved in writing by the disclosing party prior to such disclosure; or such information is required to be disclosed by court order, law or regulation, provided that the receiving party timely notifies the disclosing party of the required disclosure in writing, cooperates with the disclosing party to limit the disclosure or obtain a protective order, and does not disclose more information than is legally required to be disclosed.

8.2.               Restrictions on Disclosure. Confidential Information may not be disclosed, orally or in writing or directly or indirectly, by the receiving party to any third party, and will be restricted to those employees of the receiving party necessary to fulfill such party’s obligations under this Agreement. Both parties agree not to use (during or after the Term of this Agreement) the other party’s Confidential Information for any purpose other than the fulfillment of its obligations under this Agreement. Each party shall ensure that its employees comply with this Section 8.2. In furtherance of, and not in lieu of, the foregoing, Extron will implement and maintain all security measures and controls necessary to prevent the unauthorized disclosure or use of Client’s Confidential Information, including without limitation anti-virus software, firewalls, access control in Extron’s facilities, and isolating such information from publicly accessible servers and computers. Notwithstanding the restrictions in this Section 8.2, either party may disclose the Confidential Information its accountant or attorney, subject to a duty of confidentiality at least as strict as this Agreement, or in connection with an action or proceeding to the extent necessary or appropriate to enforce its rights hereunder. For the avoidance of doubt, and not in limitation of the generality of the foregoing, Extron will not reproduce, disclose, use or commercially exploit any Confidential Information, Work Product, or Intellectual Property except in the performance of its obligations to Company hereunder or under a SOW, and the obligations set forth in this Section 7.3 will continue indefinitely after the termination of this Agreement.

Extron Logistics, LLC

Master Services Agreement	/

8.3.            Ownership Rights. Both parties agree that each has and shall retain ownership rights to its own Confidential Information and that upon completion or termination of this Agreement, or if requested by the other party, each party will return all of the other's Confidential Information regardless of the media in which it is stored. Both parties agree to return all Confidential Information including, but not limited to, records released to either party for marketing and distribution services, to either party immediately upon either party's written request, and upon termination or expiration of this Agreement. Any of the other party’s Confidential Information remaining in a party’s possession or control after such return (including without limitation all copies, excerpts, derivative works, reproductions, analysis, summaries, or other documents or information from which such other party’s Confidential Information can be recreated) shall be securely destroyed, except to the extent required to be maintained pursuant to applicable law, in which case the obligations in this Section 7.3 shall remain binding on the party with respect to such retained Confidential Information and such retained Confidential Information shall be securely destroyed promptly following the expiration of such retention requirement.

8.4.            Proprietary Rights. All Extron Logistics LLC internal processes or procedures shall remain the property of Extron Logistics LLC unless and until Extron Logistics LLC transfers title to Client. All copyrights, patents, trade secrets, or other intellectual property rights associated with any Client Confidential Information, Client materials or marks, Client products, and Client tools (collectively, the “Work Product”) shall belong exclusively to Client and shall, to the extent possible, be considered a work made for hire for Client within the meaning of Title 17 of the United States Code. Without limiting the generality of the foregoing, Work Product shall include, without limitation, any and all inventions, techniques, modifications, processes, improvements, industrial design, mask work, source code, object code, compiled code, works of authorship, and all other intellectual property conceived or developed by Client, solely or in conjunction with others, that in any way relates to the products. Extron Logistics LLC assigns, and shall cause its personnel to assign, at the time of creation for the Work Products, without any requirement of further consideration, all right, title, and interest in or that they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Client, Extron Logistics LLC shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

8.5.            Injunctive Relief. Both parties acknowledge that unauthorized disclosure or use of Confidential Information could cause irreparable harm and significant injury, which may be difficult to ascertain. Accordingly, both parties agree that the aggrieved party will have the right to seek and obtain injunctive relief for breaches of Section 7.3 of this Agreement, without the posting of any bond and without proving actual damages, in addition to any other rights and remedies it may have.

8.6.            Conflict. The provisions of this Section 7.3 are in addition to any non-disclosure agreement executed by the parties. In the event of a conflict between this section and such non-disclosure agreement, the terms of this Section 7.3 shall apply.

Extron Logistics, LLC

Master Services Agreement	/

9.	Export Requirements.

9.1.            If the software or Products to be shipped hereunder are subject to the export control laws and regulations of the United States, including but not limited to the Export Administration Regulations, International Traffic in Arms Regulations, and sanctions regulations of the U.S. Department of the Treasury Office of Foreign Assets Control, then Client accepts full responsibility for obtaining, at Client’s expense, any export license, classification determination, or other U.S. government proceeding that may be required in connection with the sale or distribution of the software or Products, and for maintaining complete and accurate records of the same. Client will inform Extron Logistics LLC of the export classification and any export restrictions which apply to any Product which is to be distributed by Extron Logistics LLC, and shall indemnify Extron Logistics LLC for any costs whatsoever, including penalties and legal costs associated with any investigation, for its failure to correctly inform Extron Logistics LLC of any export restrictions or conditions applicable to such Product. In no event shall Extron Logistics LLC’s cooperation with or assistance in an export control matter be construed as an acceptance by Extron Logistics LLC of responsibility for Client’s export control compliance obligations.

9.2.            9.2 To the extent Client directs Extron Logistics LLC to ship product to individuals or entities identified by Client, Client shall screen the orders in accordance with U.S. Government laws and regulations, and shall not request that Extron Logistics LLC supply the software or Products, either directly or indirectly, to any country subject to a U.S. trade embargo administered by the U.S. Department of the Treasury, or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specially Designated Nationals” maintained by the U.S. Department of Treasury.

9.3.            Notwithstanding the foregoing, Extron Logistics LLC represents that it shall not, without prior U.S. Government authorization, supply the software or products, either directly or indirectly, to any country subject to a U.S. trade embargo administered by the U.S. Department of the Treasury, or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specially Designated Nationals” maintained by the U.S. Department of Treasury.

10.	Insurance.

10.1.          Extron will, at its sole cost and expenses, throughout the term of this Agreement carry and maintain insurance coverage (including without limitation commercial general liability, , property (to a maximum property liability of $[*****]), workers compensation, automobile, transit, and data breach insurance coverage) with minimum policy limits that are reasonable based on the nature of Extron’s business and the assets in its possession, and in all times as set forth below in an amount sufficient to cover all damage, loss and/or destruction to Client’s inventory, products, and other assets in Extron’s possession to the applicable limits. Client shall have the right upon request to inspect the insurance policies carried by Extron Logistics, LLC and to require reasonable addendums or amendments thereto. In addition to, and not in lieu of, the foregoing obligations, during the term of this Agreement, Extron Logistics LLC’s insurance policies shall minimally consist of the following policies and meet the following requirements (provided that compliance with such minimum requirements shall constitute compliance with the obligations under this Section 10):

Extron Logistics, LLC

Master Services Agreement	/

10.1.1.            Commercial general liability insurance covering operations of Extron Logistics LLC, including, but not limited to, contractual liability against claims for personal and bodily injury and property damage with a combined single limit of U.S. $[*****].

10.1.2.             Workers compensation insurance to cover liability under workers compensation laws of the state in which the work is performed, to statutory limits.

10.1.3.             Automobile liability insurance covering bodily injury and property damage liability arising out of the use by or on behalf of the Extron Logistics LLC, its agents and employees of any owned, non-owned or hired automobile with combined single limits of at least U.S. $[*****].

10.1.4.             Transit insurance providing all risk coverage for all goods, products, merchandise, machinery, equipment, inventory, supplies, etc. incidental to Extron Logistics LLC's business, and other shipped materials shipped by, or moving at the risk of, Extron Logistics LLC, with a combined limit of U.S. $[*****].

10.1.5.             Property insurance covering all property and goods, real and personal, including inventory, hardware and, software, owned by, or produced, manufactured, or assembled for, Client which are in Extron Logistics LLC’s care, custody or control, at Extron Logistics LLC’s facility, for risk of physical loss or damage, and boiler and machinery breakdown, subject to a combined limit of U.S. $[*****]. Client acknowledges and agrees to provide insurance as required above this level and name Extron as an insured on the client’s policy. Alternately, Client may request Extron in a change order to provide the additional insurance coverage and Client shall bear all increased costs of such insurance.

10.2.        Client may, but will not be required to, obtain additional or supplementary insurance policies with respect to Client’s property and goods, real and personal, including without limitation inventory, hardware, and software owned by, or produced, manufactured, or assembled for, Client which are in Extron’s care, custody, or control, are in transit to or from Extron, or any matters otherwise covered or not covered by Extron’s insurance policies.

10.3.        Upon written request from Client, Extron Logistics LLC shall provide Client with a Certificate of Insurance within twenty (20) business days after request Date evidencing that the above required insurance policies are in full force and effect and any other information reasonably requested by Client to ensure the insurance requirements pursuant to this Agreement are being fulfilled.

10.4.        Extron will: (i) cause Client to be listed as an additional insured on each such policy; (ii) ensure such policies contain an exception to any insured versus insured or cross-liability exclusions for claims brought by an additional insured against another insured; (iii) ensure its insurance policies are primary and not contributory with regard to any other available insurance; and (iv) contain a waiver of subrogation in favor of Client.

Extron Logistics, LLC

Master Services Agreement	/

10.5.        [*****].

10.9 Uninsured Losses: [*****].

11.	Warranties.

11.1.        Extron Logistics LLC and Client each represent and warrant to the other that it has the authority to enter into this Agreement and to perform its obligations hereunder.

11.2.        Extron Logistics LLC represents and warrants to Client, as of the date hereof and as of each performance of the Services, that:

11.2.1.                it will provide the Services under this Agreement in a good, workmanlike, and businesslike manner that: (a) is consistent, compliant, and in conformance with industry best practices, the terms of this Agreement, and all applicable instructions, standards, specifications, governing laws, scope, and/or SOW(s); (b) is performed by appropriately trained, , and qualified professionals; (c) does not infringe on any third party’s intellectual property or other proprietary rights; (d) is in a secure manner without compromising the security or confidentiality of Client’s Confidential Information; and (e) is in a manner which prevents loss, damage, or other harm to Client’s property.

11.2.2.               the products manufactured, assembled, and/or shipped by Extron on behalf of or for Company will be free from defects in workmanship, such products are merchantable and fit for their intended purpose,.

11.2.3.              for a period of one (1) year from completion, that all Products manufactured under this Agreement shall materially comply with the applicable workmanship specifications, unless caused by design defect or materials defect from Client’s suppliers

Extron Logistics, LLC

Master Services Agreement	/

11.3.        To the extent applicable, warranties, if any, made by Extron Logistics LLC’s suppliers to Extron Logistics LLC are hereby passed through and assigned and transferred to Client. To the extent such warranties are not assignable to Client, Extron will take such action and make such claims with respect to such warranties as requested by Client.

11.4.         11.3 Client represents and warrants that: (i) it has full ownership and/or required license rights in and to all Materials provided to Extron Logistics LLC; (ii) it has the right to copy and distribute the Client Materials and/or the Product, and the right to grant Extron Logistics LLC the licenses granted hereunder;

(iii) to the best of Client’s knowledge, all materials supplied to Extron Logistics LLC are free of any virus or any other infectious code; and (iv) all purchase orders, change orders, SOWs, SLAs and other documents including emailed documents or documents sent by facsimile which are submitted under Client’s name to Extron Logistics LLC are authorized acts of Client from persons having authority to submit, issue, execute and deliver such documents and Client further represents and warrants that it has in place and will enforce procedures sufficient to prevent submission of documents to Extron Logistics LLC from person not authorized by Client so that Extron Logistics LLC may fully act upon such documents without investigation or examination as being the authorized and effective act of Client. Client may, however, in any SOW limit authority to submit documents to persons specified in the SOW, in which case Extron Logistics LLC shall not accept documents submitted by persons not specified but shall be under no duty to investigate or otherwise determine that the submission was made without the actual consent of an authorized person.

11.5.        Extron Logistics LLC shall assemble or package components or products at Client’s direction set forth in an SOW, SLA, and instructions, specifications, guidelines, and similar documentation provided by Client. Client assumes full responsibility for the design and specifications provided by Client for any such assembly.

11.6.        Freight data passed through online systems is not validated or warranted, provided for estimate purposes only as a convenience. Any end- customer billing should be based on receipt of actual freight invoice from that Extron. It should be noted that for some shipments (notably international shipments), duties, taxes, accessorial charges, etc. will be received by Extron at a time significantly (2 weeks to two months) after the initial freight invoice, and Extron cannot and will not be held liable for delayed invoicing.

11.7.        Except as specified in this Agreement or in a SOW, Extron Logistics LLC and Client make no other representation or warranty.

Extron Logistics, LLC

Master Services Agreement	/

12.	Exclusion of Damages

12.1.        EXCEPT FOR THIRD PARTY INFRINGEMENT CLAIMS, OR CLAIMS ARISING IN CONNECTION WITH SECTION 8 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS AND LOST REVENUE, OR PUNITIVE OR EXEMPLARY DAMAGES ARISING FROM ANY CLAIM OR ACTION ARISING FROM OR IN ANY WAY CONNECTED WITH THE SERVICES DESCRIBED IN THIS AGREEMENT OR ANY SOW OR AMENDMENT THERETO, REGARDLESS OF WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT OR ANY OTHER CAUSE OF ACTION OR LEGAL THEORY, EVEN IF THE PARTY AGAINST WHICH THE CLAIM OR ACTION IS MADE HAS BEEN ADVISED OF OR HAS ACTUAL ADVANCE KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES OCCURRING.

13.	Limitation of Liability.

13.1   EXCEPT FOR (1) CLAIMS ARISING UNDER SECTION 8 (CONFIDENTIALITY), (2)THE SPECIFIC INDEMNIFICATION OBLIGATIONS CONTAINED IN THIS AGREEMENT, AND (3) GROSS NEGLIGENCE, BAD FAITH, OR INTENTIONAL MISCONDUCT OF CLIENT OR EXTRON LOGISTICS LLC OR ITS SUBCONTRACTORS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGE ARISING UNDER THIS

AGREEMENT, INCLUDING LOSS OF PROFIT, INCOME OR SAVINGS, EVEN IF ADVISED OF OR HAS ACTUAL ADVANCE KNOWLEDGE OF THE POSSIBILITY THEREOF.

13.2      LIMITATION OF DAMAGES [*****]

Extron Logistics, LLC

Master Services Agreement	/

13.3     IN VIEW OF THIS LIMITATION CLIENT MAY ELECT TO OBTAIN ITS OWN INSURANCE WITH LIMITS HIGHER OR COVERAGE GREATER THAN THOSE SET FORTH IN THIS AGREEMENT, OR MAY REQUEST EXTRON LOGICTICS LLC TO OBTAIN INSURANCE WITH LIMITS HIGHER OR COVERAGE GREATER THAN THAT SPECIFIED HEREIN PROVIDED THAT SUCH LIMITS OR COVERAGE ARE COMMERCIALLY AVAILABLE AND PROVIDED THAT CLIENT PAYS THE INCREASED COST OF SUCH INSURANCE.

13.4     CLIENT ACKNOWLEDGES THAT THE RATES AND PRICES CONTAINED IN ANY SOW OR SLA ARE BASED UPON THE LIMITATION TO DAMAGES AND LIMITATIONS TO LIABILITY CONTAINED HEREIN AND THAT INCREASED RATES AND PRICES WOULD HAVE BEEN CHARGED IF SUCH LIMITATIONS WERE NOT AGREED TO BY THE PARTIES. CLIENT ACKNOWLEDGES THAT IT HAS OBTAINED THE BENEFIT OF REDUCED PRICES IN RETURN FOR THE LIMITATIONS TO LIABLITY AND DAMAGES SET FORTH HEREIN.

14.	14. Indemnification.

Client shall defend, indemnify and hold Extron Logistics LLC, its officers, directors, employees agents, and suppliers harmless from and against any and all claims, losses, demands, attorneys’ fees, damages, liabilities, costs, expenses, obligations, causes of action or suits arising out of or resulting from: (i) any claim or threatened claim, whether made against Extron Logistics LLC or its suppliers, that any Client Material or Marks infringe any copyright, patent, or any other intellectual property right when used in accordance with the licenses granted in Section 5; (ii) any lien (including, without limitation, laborers’, material-men’s or mechanics’ liens) on any Client Material. Client shall pay Extron Logistics LLC’s resulting costs, damages, reasonable attorneys' fees and any settlement, provided (a) Extron Logistics LLC notifies Client of any such claim (Failure to satisfy this condition precedent relieves Client of its obligations to indemnify for a Claim only to the extent that the Client has been actually prejudiced by Extron Logistics LLC’s failure to give notice as required); and (b) Client has sole control of the defense and all related settlement negotiations; and (c) Extron Logistics LLC provides such cooperation as is reasonably necessary, with costs and expenses reasonably incurred to be borne by Client. For avoidance of doubt, Extron Logistics LLC may participate in the defense of any Claim at its expense and through counsel of its own choosing. If Client assumes the defense of a Claim, it may not effect any compromise or settlement of the Claim without the consent of Extron Logistics LLC, and Extron Logistics LLC shall not unreasonably withhold its consent. Extron Logistics LLC may not withhold its consent with respect to a compromise or settlement of a Claim if the following three conditions are met: (x) There is no admission of guilt or liability by Extron Logistics LLC; (y) The sole relief provided is monetary damages that are paid in full by the Client; and (z) The compromise or settlement includes, as an unconditional term, the claimant’s or the plaintiff’s release of Extron Logistics LLC from all liability in respect of Extron Logistics LLC.

Extron Logistics, LLC

Master Services Agreement	/

14.2        For the avoidance of doubt, if Extron Logistics LLC agrees separately with any of its suppliers to indemnify that supplier against any claim against which Client has agreed herein to indemnify Extron Logistics LLC, Client will also indemnify such supplier in accordance herewith, in the event any such claim is made, as if Client were Extron Logistics LLC.

15.	Termination/Suspension:

15.1          If any undisputed (as defined in Section 5.3) payment obligation to Extron Logistics LLC is more than [*****] past due, Extron Logistics LLC reserves the right to suspend its performance under this Agreement or any SOW until the full amount owed, including interest, is paid by Client, and any such suspension shall not constitute a breach of the Agreement by Extron Logistics LLC, provided that Extron Logistics LLC provides Client with notice of such unpaid undisputed amounts and the opportunity to pay such unpaid undisputed amounts within [*****] of such notice prior to any suspension of Extron Logistics LLC’s performance under this Agreement or any SOW.

15.2         Provided this Agreement is not terminated by Extron Logistics LLC for cause or pursuant to Section 13.1(i) or (ii), Orders accepted by Extron Logistics LLC prior to the effective date of the expiration or termination of this Agreement will be fulfilled subject to the terms of this Agreement for a period of up to [*****] following the effective date of the expiration or termination.

Extron Logistics, LLC

Master Services Agreement	/

14.1. 15.3 Upon expiration or termination of this Agreement, Client agrees to: (i) pay in full for all finished and unfinished Product and all components and materials created, procured and/or inventoried by Extron Logistics LLC on Client’s behalf; and (ii) immediately pay Extron Logistics LLC for all unpaid invoices including invoices delivered at time of expiration or termination or subsequently. If Client fails or refuses to pay for Finished Goods, Product, components or materials at the expiration or termination of this Agreement as provided herein, Client grants Extron Logistics LLC a security interest in such Finished Goods for the purpose of securing Client’s obligations to Extron Logistics LLC under this Agreement, with the right of Extron Logistics LLC to sell such Finished Goods, Product, components and materials in accordance with the applicable version of the Uniform Commercial Code or corresponding foreign law, subject to Client’s right to receive prior notice of such sale as provided by applicable law, and Client agrees not to claim or assert any intellectual property rights or other claim.

15.4        In the event of termination, and provided that Client has fulfilled Client’s obligations under Section 15.3, Extron Logistics LLC shall cooperate with Client and third party service providers by, in addition to other means, providing requested information and committing necessary resources to ensure that service quality is maintained at levels set forth in the Statement of Work. Notwithstanding the foregoing, Extron Logistics LLC shall have no obligation to provide any services to Client other than the services set forth in this Agreement or any SOW at the applicable prices set forth therein.

15.5               In the event of termination and upon request, Extron Logistics LLC agrees to return all Client Materials to Client provided Client has fulfilled Client’s obligations under Section 15.4.

15.6       In the event of termination, the licenses granted to Extron Logistics LLC shall be extended only as necessary for Extron Logistics LLC to fulfill customer orders or to proceed under Section 15.5.

Extron Logistics, LLC

Master Services Agreement	/

16.	Force Majeure.

16.1 In no event shall either party be responsible for any delay or failure to perform under this Agreement if such delay or failure to perform is due to causes beyond its reasonable control, including, but not limited to, war, terrorism, embargoes, fire, earthquakes, acts of God, strikes, lockouts, or other labor disputes, riots, governmental authorities, or epidemics, except that Client shall at all times be responsible for the prompt payment of all of its financial obligations to Extron Logistics LLC.

17.	Dispute Resolution:.

17.1         The parties will attempt in good faith to promptly resolve any controversy, dispute or claim arising out of or relating to this Agreement through negotiations between the parties before resorting to other remedies available to them. Any such dispute shall be referred to appropriate senior executives of each party who shall have the authority to resolve the matter.

17.2          If the senior executives are unable to resolve the dispute within [*****] of submission, the dispute shall be resolved under the Commercial Rules of the American Arbitration Association in a venue in California, with the matter to be heard at the office of the American Arbitration

Association nearest to Extron Logistics LLC’s main office. The matter shall first be submitted to mediation under the mediation rules of the American Arbitration Association. If mediation is certified by the mediator to be at an impasse, the matter shall be then be submitted to and decided by a single arbitrator.

17.3         The foregoing shall not apply to a dispute or controversy involving either party’s Confidential Information, intellectual property or Client’s financial obligations to Extron Logistics LLC. In the event of such a dispute or controversy, either may immediately seek any legal and/or equitable remedies it deems necessary. If either party refuses to participate in mediation or arbitration, the other party may in addition to any other remedies, file a court action to compel mediation and/or arbitration and if arbitration or mediation is order

18.	Notices:

18.1         Any notice, demand, acknowledgment or other communication which under the terms of this Agreement must be given or made by either party, shall be in writing and shall be given or made by (i) certified or registered mail addressed, postage paid or (ii) confirmed facsimile transmission, to the respective parties as follows (or to such other address as either party may provide upon written notice to the other party provided in conformance with this Section 19.1):

Extron Logistics, LLC

Master Services Agreement	/

Extron Logistics LLC :

Extron Logistics LLC

Attn: C.E.O.

[*****]

With a copy to: Extron

Logistics LLC

Attn: General Counsel 496

[*****]

to Client:

Tivic Health Systems, Inc.

750 Menlo Ave., #200 Menlo

Park, CA 94025

With a copy to:

[*****]

19. General.

Address

20.	Non-Solicitation of Employees:

20.1      The parties each recognize that the experience, dedication, and know-how of the other party’s employees represent a valuable asset and a significant training investment. Therefore, for the term of this Agreement and for two years after its expiration or termination, neither party may, without prior written permission of the other party, directly or indirectly solicit, induce or encourage any of the other party’s employees to terminate their employment with such other party or to accept employment with the soliciting party, or any competitor, supplier, or customer of the other party, nor shall either party cooperate with others in doing or attempting to do so. Notwithstanding the foregoing, in the event that an employee of one party responds to a general advertisement of the other party or a recruiting firm (provided that neither party shall request that a recruiting firm solicit the other party’s employees), the other party shall be free to hire or engage in employment any such employee at any time without any liability to such party.

21.	General:

Extron Logistics, LLC

Master Services Agreement	/

21.1     The relationship of the parties is that of independent contractor. Neither party may bind the other or is or shall make itself out to be an employee, agent, partner, representative or joint venturer of the other party.

21.2     Neither party shall assign this Agreement without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Extron Logistics LLC shall have the right to assign or transfer this Agreement to any Extron Logistics LLC affiliate without Client’s prior written consent, provided that such affiliate or successor is able to provide the Services and meet its obligations hereunder; and Client may assign this Agreement to an affiliate or purchaser of all or substantially all of the assets of Client.

21.3     Neither party shall have the right to issue a press release with respect to the Services provided hereunder or with respect to the relationship of the parties without the prior written consent of the other party.

21.4     In the event any payments to be made under this Agreement are overdue, such payments shall accrue interest at the lower rate of [*****] per month or the maximum percentage permitted by law.

21.5      In the event either party asserts a claim to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs, including reasonable attorney’s fees. The prevailing party shall also be entitled to obtain any other relief to which it may be entitled.

21.6         This Agreement is the complete and exclusive agreement between Extron Logistics LLC and Client regarding this subject matter and supersedes all prior agreements and other communications, whether written or oral, between the parties. This Agreement, including, without limitation, any SOW, may only be amended, changed, or revised by a written agreement signed by duly authorized representatives of both Extron Logistics LLC and Client. Headings included in this Agreement are for convenience only and shall not be used to interpret this Agreement.

21.7         Any waiver of a violation or failure to enforce any provision of this Agreement by either party shall not constitute a waiver of either party’s rights with respect to this Agreement.

21.8         All terms and conditions of this Agreement are severable. If any term or provision, or any portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the remaining portions shall not be affected.

Extron Logistics, LLC

Master Services Agreement	/

21.9      Sections 5 (Purchase Orders, Invoicing and Payments), 8 (Confidentiality), 11 (Warranties), 12 (Exclusion of Damages), 13 (Limitation of Liability), 14 (Indemnification), 15 (Termination/ Suspension), 18 (Dispute Resolution), 19 (Notices), 20 (Non- solicitation), and 21 (General) and all other provisions, which by their nature may reasonably be interpreted to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

21.10   The parties do not intend that this Agreement shall confer on any third party any right, remedy or benefit or that any third party shall have any right to enforce any provision of this Agreement.

21.11   This Agreement is deemed to be entered into in Milpitas, California and shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles regarding conflict of laws.

21.12 The following exhibits and appendices are attached to this Agreement and incorporated herein:

Exhibit A (Statement of Work)

Exhibit B (Change Order Form), if applicable Exhibit C (Price List)

21.13       Each party shall execute and deliver such additional documents or take such additional actions as may be requested by another party to this Agreement if such requested document or action is reasonably necessary to effect the transactions described in this Agreement.

21.14       This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

21.15       No right or remedy conferred upon or reserved to any of the parties under the terms of this Agreement is intended to be, nor shall it be deemed, exclusive of any other right or remedy provided in this Agreement or by law or equity, but each shall be cumulative of every other right or remedy. The parties understand and acknowledge that a party would be damaged irreparably by reason of a failure of another party to perform any obligation under this Agreement. Accordingly, if any party attempts to enforce the provisions of this Agreement by specific performance (including preliminary or permanent injunctive relief), the party against whom such action or proceeding is brought waives the claim or defense that the other party has an adequate remedy at law.

21.16       Time is of the essence to the performance of the obligations set forth in this Agreement.

[Signature Page Follows]

Extron Logistics, LLC

Master Services Agreement	/

IN WITNESS WHEREOF, the parties’ duly authorized representatives have signed this Master Services Agreement, inclusive of all Exhibits noted above, intending to be bound, as of the Effective Date.

	4/27/2019		4/26/2019
Dated:		Dated:

Tivic Health Systems, Inc.		Extron Logistics LLC

By:	/s/ Jennifer Ernst	By:	/s/ Sandeep Duggal

Name:	Jennifer Ernst	Name:	Sandeep Duggal

Title:	CEO	Title:	CEO

EXHIBIT A

Example Statement of Work

[Exhibit A to Manufacturing and Services Agreement]

EXHIBIT B

Example Change Order Form

EXHIBIT C

PRICELIST

&

Charges Related to Annual FDA Fees